BorgWarner Inc.	3850 Hamlin Road	Auburn Hills Michigan 48326	Telephone 248 754 9200 Fax 248 754 0888

September 28, 2005

F. Lee Wilson

7 Dianthus

Asheville, NC  28803

Dear Lee:

This letter will confirm the understanding between BorgWarner Inc. ("BW") and you regarding your termination of employment on September 30, 2005.  We have agreed (the "Agreement") as follows:

1.         Effective as of August 19, 2005 you were relieved of your duties as President and General Manager of BorgWarner Turbo Systems Inc. ("BWTS"), Managing Director of BorgWarner Turbo Systems Worldwide Headquarters GmbH ("TS-GmbH") and Vice President of BW and from all other management, officer or director positions you hold with BWTS, TS-GmbH, BW, or any divisions, subsidiaries, joint ventures, and/or affiliated companies of either BWTS and BW (hereinafter all of the above entities are collectively referred to as the "BW Group").  For the period August 19, 2005 to September 30, 2005 you will not be required to report to your office in either Kirchheimbolanden, Germany or Asheville, North Carolina; however, you understand and agree that during this period of time you will make yourself available to, and will perform, those special assignments which I may request of you.

2.         Effective as of September 30, 2005 you will resign from your employment with BWTS, TS-GmbH and BW and from any and all management, officer or director positions you hold with BW and any other entity of the BW Group.  You agree that such resignation will be irrevocable and will be in the form attached hereto as Exhibit 1.  Any public disclosure, whether by you or BW, will reflect that you have elected to resign from BW effective September 30, 2005.

3.         At the same time you execute this Agreement, you will enter into the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement, which document (for which you agree that sufficient consideration is given by the payments and benefits provided to you pursuant to paragraph 4 and 5 below) is incorporated as an essential part of this Agreement and attached hereto as Exhibit 2.  Accordingly, any reference hereinafter to this Agreement shall also be deemed to be a reference to Exhibit 2.

4.      If you have not revoked this Agreement within a period of seven (7) days from the date of execution, BW will:

(a)                agree to maintain the tax equalization arrangement as set forth in the BorgWarner Automotive International Assignment Tax Equalization Policy approved July 15, 1998 (the "Tax Equalization Arrangement") for any compensation amounts paid to you by BW in 2005 and 2006 that related to your foreign assignment that ended on December 31, 2004, provided, however, that you continue to use Pricewaterhouse Coopers LLP to prepare your 2005 and 2006 US federal tax returns.  In consideration thereof, you agree to pay BW an amount equal to all of the US federal tax refunds you receive or should have received for tax years 2005 and 2006 which result from the Tax Equalization Arrangement with BW and the application of the federal foreign tax credit in accordance with the procedures set out in the following subsections of this Section 4;

(b)               on October 15, 2005, pay you a lump sum gross amount of $300,000.00, less applicable statutory withholding deductions and on January 15, 2006 pay you a lump sum amount of $200,000.00 less applicable statutory withholding deductions, (such amounts shall not be considered as "Compensation" for purposes of the BorgWarner Inc. Retirement Savings Plan (the "RSP")).  You understand and agree that such lump sum payments are being made in lieu of your eligibility to receive any severance or termination payment under any BW Group severance or termination plan or practice;

(c)                on October 15, 2005, pay you a lump sum gross amount of $100,000.00 less applicable statutory withholding deductions (this amount shall not be considered as "Compensation" for purposes of the RSP) as a full, final and complete payment for all vacation obligations due and owing you through September 30, 2005 and as partial consideration for the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement;

(d)               pay when due, but not before June 30, 2006, the fees incurred by Pricewaterhouse Coopers LLP in preparing your 2005 and 2006 US federal tax returns.  You agree that within fifteen (15) business days after receipt of your 2005 US federal tax refund from the U.S. Treasury (the "2006 Payment Date"), you will pay to BW that part of the 2005 US federal tax return refund which you received or should have received as a result of the Tax Equalization Arrangement with BW and the application of the federal foreign tax credit; such tax return amount to be determined by Pricewaterhouse Coopers LLP recognizing your actual federal income tax liability for such year, provided that actions taken by you with respect to your personal tax planning do not decrease the amount of tax that is eligible for return under this subsection;

(e)        agree to maintain your eligibility to receive the 2005 (paid 2006) Award (the "Bonus Award"), if any, under the BorgWarner Inc. 2005 Executive Incentive Plan (the "Bonus Plan").  The amount of the Bonus Award, if any, will be 9/12ths the payment that you would have received if your employment had continued for the entire year, and such payment will be made to you in cash less applicable statutory withholding deductions within ten (10) business days after the 2006 Payment Date as such term is defined in subsection 4(d) above.  The amount of such Bonus Award shall not be considered as "Compensation" under the RSP;

(f)         agree to maintain your eligibility to receive a payment, if any, under the BorgWarner Inc. Executive Stock Performance Plan (the "Performance Plan") for the award granted to you for the performance period January 1, 2003 to December 31, 2005.  The amount of the payment, if any, will be the payment that you would have received if your employment had continued for the entire performance period, and such payment will be made to you in cash less applicable statutory withholding deductions within ten (10) business days after the 2006 Payment Date as such term is defined in subsection 4(d) above.  The Performance Plan award for the period January 1, 2004 to December 31, 2006 will be forfeited;

(g)                within thirty (30) days of September 30, 2005 pay to you the amount credited to your account, less applicable statutory withholding deductions, under the BorgWarner Inc. Retirement Savings Excess Benefit Plan ("RSEP") that was vested as of December 31, 2004 and on April 15, 2006 pay you the remainder of your account less applicable statutory withholding deductions in the RSEP;

(h)                provide you with executive outplacement services for a period of up to one year from October 1, 2005, which shall be prepaid by BW on or before March 15, 2006, to include reasonable access to office and phone availability while the outplacement services are being provided;

(i)         pay for (i) the transfer of your personal property from the Weisbaden, Germany apartment provided to you by BW in accordance with BW's relocation policy, provided that the relocation of your personal property occurs before September 30, 2005, you leave the apartment in good condition and you execute any documents which are required to transfer the apartment to BW or another BW designated executive, and (ii) an allowance of $3,000.00, less applicable statutory withholding deductions (this amount shall not be considered as "Compensation" for purposes of the RSP) to reimburse you in part for the transfer of personal goods not covered by BW's relocation policy;

(j)                 provide you, your spouse and your eligible dependents, pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA"), with both the core group insurance coverages and the supplemental group dental and vision coverages under BWTS's Health Insurance Plan from October 1, 2005 to the earlier of September 30, 2006 or the date you become eligible for group health insurance coverage under another employer's group health plan (provided you, your spouse and your eligible dependents continue to remain eligible for such coverages) by paying the required COBRA group insurance premiums for that period.  Further, you understand and agree that if you desire to continue in effect the COBRA core group insurance coverages and the supplemental group insurance coverages in accordance with COBRA provisions beyond the date that BW stops its payment of the COBRA group insurance premiums, you will be required to then make all of the required timely COBRA monthly premium payments;

(k)               agree to pay to you your entire account balance under the BorgWarner 2004 Deferred Compensation Plan, less applicable statutory withholding deductions (the "Deferred Amount") (such Deferred Amount shall not be considered "Compensation" for purposes of the RSP) on June 30, 2006, provided, however, that you agree that such payment will not be made until you have satisfied the 2006 Payment Date payments to BW.  If you do not make the 2005 US federal tax return payment to BW pursuant to subsection 4(d) you agree that the amount not paid may be deducted from the payments to be made under subsection 4(e), subsection 4(f) or this subsection 4(k).  With respect to your obligation under subsection 4(a) to pay to BW the 2006 federal tax refund which resulted from the Tax Equalization Arrangement with BW, you agree that within fifteen (15) business days after you receive your 2006 U.S. federal tax refund, you will pay to BW that part of the 2006 US federal tax return refund which you received or should have received as a result of the Tax Equalization Arrangement with BW and the application of the federal foreign tax credit, such tax return amount to be determined by Pricewaterhouse Coopers LLP recognizing your actual federal income tax liability for such year, provided that actions taken by you with respect to your personal tax planning do not decrease the amount of tax that is eligible for return under this subsection.

(l)                  provided that you fulfill the conditions set forth in the above subsections of Section 4, and foreign taxes have been paid by you in accordance with the instructions of Pricewaterhouse Coopers LLP, BW will indemnify you from any further foreign tax obligation incurred for calendar years 2000 through 2006.

5.                  You understand that at the time of your resignation, the Performance Shares granted to you in February 2005 under the BorgWarner Inc. 2004 Stock Incentive Plan will be forfeited.

6.         You understand and agree that, (a) no reimbursement will be made to you for any club or entertainment expense which you incur on or after September 30, 2005 and (b) that you will return to the Asheville, North Carolina office of BWTS on or prior to September 30, 2005 all BW Group owned/leased property in your possession.  BW will cease payment for all Internet services and telephone services provided to you as of September 30, 2005.

7.         Except in the case of payments to you from the RSEP that are attributable to amounts that were deferred or became vested after December 31, 2004, it is not intended that any payment under this Agreement constitute "deferred compensation" subject to the provisions of paragraphs (a)(2), (a)(3), and (a)(4) of Section 409A of the Internal Revenue Code ("Code").  You understand and agree that to the extent that BW determines that paragraphs (a)(2), (a)(3), and (a)(4) of said Code section apply to any payment owed to you under this Agreement, (i) BW shall administer this Agreement in accordance with the requirements of Code Section 409A, (ii) all amounts payable under this Agreement that are subject to the requirements of paragraphs (a)(2), (a)(3), and (a)(4) of Code Section 409A shall be made only in accordance with the requirements of said paragraphs (including, without limitation, the requirement of Code Section 409A(a)(2)(B), which provides that a distribution to a "specified employee" by reason of separation of service may not be made before the date which is 6 months after the date of separation of service), and (iii) if necessary, as determined by BW, this Agreement shall be timely amended to comply with the requirements of Code Section 409A and published guidance thereunder.  BW will indemnify you for any tax liability that you may incur as a result of BW's failure to comply with Section 409A of the Code.

8.         You understand and agree that the payments and benefits provided hereunder by BW are in consideration of the agreements and covenants contained in this Agreement (the term "agreements and covenants" as used in this Agreement shall include the Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement); that you waive and release all rights to any further bonus, severance or termination payments under any BW Group plan, policy, program, agreement, guidelines, practice or understanding of any kind, whether written or oral: that each such agreement and covenant is of the essence of this Agreement; that each such agreement and covenant is reasonable and necessary to protect and preserve the interests and properties of the BW Group; that irreparable loss and damage will be suffered by the BW Group should you breach any of such agreements and covenants; that each such agreement and covenant is separate, distinct and severable not only from the other of such agreements and covenants but also from the other and remaining provisions of this Agreement; that the unenforceability of any such agreement or covenant shall not affect the validity or enforceability of any other such agreement or covenant or any other provision or provisions; and that, in addition to any other remedies available to it, BW shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by you of any of such agreement or covenant.

9.         In the event that either party hereto fails to honor any of the agreements or covenants set forth in this Agreement, such party shall reimburse the other party for any and all expenses, including reasonable attorney's fees, incurred in successfully enforcing such agreement or covenant.  Further, in the event of a breach of any of the agreements or covenants set forth in this Agreement, the running of the applicable Statute of Limitations shall be tolled during the continuation of any such breach.

10.       You agree to cooperate in the development and execution of pending corporate documents which pertain to actions for the period you served in the capacity of an officer and/or director.  Further, if requested by the BW Group, and without additional consideration except as set forth in the following sentence, you will make yourself available, for a period of two (2) years from September 30, 2005, to cooperate with the defense or prosecution of any claims filed by or against the BW Group and will furnish your testimony if required by subpoena or when deemed reasonable and necessary by counsel for the BW Group, provided such times are scheduled so as not to interfere with the performance of your duties for another employer.  BW will pay you a daily witness fee of $250.00 for any day during which the cooperation services you provide pursuant to this paragraph exceeds two (2) hours per day; provided, however, that should you be required to provide such services for more than twenty (20) days (two (2) or more hours of service per day) during a calendar year, then BW shall pay you a fee of $500.00 for each day such services (in excess of two (2) hours per day) exceed the twentieth (20th) day of services for that calendar year.  BW will, within thirty (30) days of receipt of a statement of expenses and/or documentation of all time incurred, reimburse you for all of your out-of-pocket expenses reasonably incurred by you pursuant to this paragraph, including travel, transportation, lodging and meals as well as related miscellaneous costs if such travel is requested of you by BW.  Further, BW agrees to continue to cover you as an Insured Person under the directors and officers executive liability policy that BW has in force for claims made against you for the period of your employment as a Managing Director of all of the BW Group companies.

11.       The existence of any claim, demand, action or cause of action by either party against the other, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any rights under this Agreement.

12.       This Agreement may be amended only upon the written authorization of both parties.  No action will constitute a waiver of any right unless such waiver is in writing and signed by the waiving party.

13.       Any notice pursuant to this Agreement shall be sent by registered or certified mail return receipt requested, addressed:

To:       BorgWarner Inc.

            Attn:  Timothy M. Manganello

            Chairman and Chief Executive Officer

            3850 Hamlin Road

            Auburn Hills, Michigan  48326-2872

cc:        BorgWarner Inc.

Attn:  General Counsel

3850 Hamlin Road

Auburn Hills, Michigan  48326-2872

To:       Mr. F. Lee Wilson

                                                7 Dianthus

Asheville, NC  28803

14.       This Agreement is to be performed and construed in accordance with the laws of the State of North Carolina, United States of America.

15.       You represent that you received this Agreement on August 19, 2005; that you were advised to seek information and guidance from such persons as you deem appropriate, including, but not limited to, an attorney-at-law, regarding the content and effect of each provision of this Agreement; that you were informed that you had until September 16, 2005 to consider execution of this Agreement; and that if such Agreement was not executed on or before September 16, 2005, it would be deemed rejected by you on such date.  You acknowledge that you received legal advice, that certain changes were made and incorporated herein on September 16, 2005, September 21, 2005 and September 28, 2005, and that the September 16, 2005 date was extended to September 30, 2005.  You understand that you have until September 30, 2005 to consider execution of this Agreement as revised, and if such Agreement is not executed by you on or before such date it will be deemed rejected by you and none of the benefits or payments to be made will be provided to you.  Further, you understand that you may revoke this Agreement by written notice to BW within a period of seven (7) days from the date of execution.

16.       If you do not execute this Agreement on or before September 30, 2005 or if you revoke it within the period of seven (7) days from the date of execution, your employment and all positions (officer and/or director) that you hold with any and all entities of the BW Group will be terminated as of September 30, 2005.

17.       You acknowledge that neither BW nor any other person or entity of the BW Group have made any representation to you which has not been expressly stated in this Agreement and that there are no other understandings or agreements between you and the BW Group.

18.       You acknowledge that you have voluntarily entered into this Agreement with full knowledge of its benefits and requirements, and agree that this Agreement is binding upon your heirs, legal representatives and assigns, executors and administrators.

If this letter accurately sets forth our agreement, please execute the original and two copies, and return them to me.

Accepted:                                   BorgWarner Inc.

/s/ F. Lee Wilson                 By: /s/ Timothy M. Manganello

F. Lee Wilson                                 Timothy M. Manganello

                                                      Chairman and Chief Executive Officer

Date: September 29, 2005

EXHIBIT 1

Mr. Timothy M. Manganello

Chairman and Chief Executive Officer

BorgWarner Inc.

3850 Hamlin Road

Auburn Hills, MI  48326-2872

Dear Tim:

Pursuant to paragraph 2 of the Agreement between BorgWarner Inc. ("BW") and me dated September 28, 2005 I resign, effective as of September 30, 2005 from the employment of BorgWarner Turbo Systems Inc. ("BWTS"), BorgWarner Turbo Systems Worldwide Headquarters GmbH ("TS-GmbH"), BW and from any other entity of the BW Group (as such term is hereinafter defined) and from any and all management, officer and/or director positions I hold with BWTS, TS-GmbH, BW or any divisions, subsidiaries, joint ventures, and/or affiliated companies of either BWTS, TS-GmbH and BW (hereinafter all of the above entities are collectively referred to as the "BW Group").

                                                                                    Very truly yours,

                                                                                    /s/ F. Lee Wilson

                                                                                    Date: September 29, 2005

EXHIBIT 2

                 NON-COMPETE, CONFIDENTIALITY, GENERAL WAIVER AND

                        RELEASE AND COVENANT NOT TO SUE AGREEMENT

In consideration of the actions, benefits and payments to be provided to me, pursuant to the Agreement between the undersigned and BorgWarner Inc. ("BW") dated September 28, 2005 (the "Agreement") of which this Exhibit 2 is an essential part thereof, I agree:

A.        For a period of twenty-four (24) months from September 30, 2005, I will not directly or indirectly (i) engage in or become interested as a principal, partner, stockholder (other than stock acquired for investment purposes in open market transactions), director, officer, employee or consultant of Cummins Inc.; Mitsubishi Heavy Industries;  Ishikawajima Harima Heavy Industries, Ltd./IHI Turbo America (ITA); Robert Bosch GmbH; Volkswagen AG, or any division, subsidiary, joint venture, affiliate or parent corporation of any such entity, unless such interest is approved in writing by BW, (ii) engage in or become interested as a principal, partner, stockholder (other than stock acquired for investment purposes in open market transactions), director, officer, employee or consultant of Garrett, Inc. or any division, subsidiary, joint venture or affiliate of either Garrett Inc. or Honeywell Inc. that is involved in the automotive business, wherever located, (iii) persuade or attempt to persuade anyone who is an officer, employee or agent of (a) BW, BorgWarner Turbo Systems Inc. ("BWTS"), (b) BorgWarner Turbo Systems Worldwide Headquarters GmbH ("TS-GmbH"), or (c) any divisions, subsidiaries, joint ventures, and/or affiliated companies of either BW, BWTS or TS-GmbH (hereinafter all of the above entities named in this subparagraph (iii) are collectively referred to as the "BW Group") to seek or accept employment with any entity other than within the BW Group, (iv) attempt to divert from BW any business whatsoever, by directly influencing or attempting to influence any of its employees or customers, or (v) make any disparaging remark or other communication about the product quality or business practices of BW.

B.         For a period of two (2) years from September 30, 2005, I will not (i) disclose or divulge to anyone any information about the BW Group and their customers, products, and services which are not available to the general public, including without limitation, financial information, marketing information, computer technology information and processes, customer lists, customer servicing requirements, price lists, material cost information, organizational information, information relating to employment policies, compensation, benefit plans, and work related personnel data, and any other data, formulae, specifications, proprietary (whether patented or not) knowledge or information relating to manufacturing methods, research projects, plans for future developments, trade secrets, inventions, prototypes, or processes owned and developed and used in the course of any of the BW Group's businesses (herein collectively referred to as "Confidential Information"), or (ii) directly or indirectly make use of any Confidential Information.

C.        To waive, release and forever discharge the BW Group and the present, former and future employees, officers, directors, agents, successor and assigns of the BW Group (hereinafter collectively referred to as the "Released Parties") from any and all matters, claims, actions, demands, causes of actions, attorneys fees and costs, debts, accounts, obligations, or liabilities, of every nature and kind whatsoever in law, equity, tort or contract, whether liquidated or unliquidated whether now known or unknown (by way of illustration, but without limitation, any and all claims arising under the laws of the United States and/or the State of North Carolina as set forth in Appendix A) against the Released Parties, arising out of my employment with the BW Group and termination therefrom, that I now have or may have at any time prior to or at the time of my resignation (the "Released Claims"); provided however, that nothing herein shall release any claim that I may have against the BW Group for failing to perform its obligations under the Agreement (including without limitation the payments to be made pursuant to the qualified and non-qualified plans listed in Section 4 of the Agreement) or my rights to receive a distribution under the BorgWarner Inc Retirement Savings Plan.  The Released Claims include any claim to rescind the Agreement or this Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement, once the seven (7) day revocation period of paragraph 14 of the Agreement has expired.

D.        To covenant not to sue the Released Parties pursuant to any provision of the United States Code (specifically including, but not limited to, any and all rights created by or under the Age Discrimination in Employment Act as amended), any state law, or any other cause or action whatsoever in law, equity, tort, or contract with respect to any and all of the Released Claims or to participate in any other such cause or action against the Released Parties.

E.        That all of the obligations I have undertaken in this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement will be binding upon my heirs, legal representatives and assigns, executors and administrators.

F.         That this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement are freely and voluntarily executed, that I have had adequate time to consider this matter, obtain such information and guidance from others as I desire, and that no promise, inducement, or agreement not set forth herein has been made to me.

G.        I understand that this Non-Compete, Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement creates certain obligations on my part and waives and releases certain rights I may have; therefore, I have been advised to consult an attorney before I sign this document.  I understand that I have seven (7) days after signing this document to revoke it and it shall not become effective until such seven  (7) day period shall have passed.

IN WITNESS WHEREOF, I willingly accept and agree to this Confidentiality, General Waiver And Release And Covenant Not To Sue Agreement by executing such this 29th day of September, 2005.

/s/ F. Lee Wilson

F. Lee Wilson

APPENDIX A

SCOPE OF RELEASE

The list set forth below is a representative sample of the types of claims being released but is not intended to be a complete list.

Federal Law:  Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the Age Discrimination in Employment Act of 1967 (age); the Older Worker Benefit Protection Act ("OWBPA") (age); the Vocational Rehabilitation Act of 1973 (handicap); 42 U.S.C.S1981, 1986 and 1988 (race); the Employee Retirement Income Security Act (ERISA) (pension and employee benefits); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986 (immigration); Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 1141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); S301 of the Labor Management Relations Act, 29 U.S.C.S185 et. seq. (suits for breach of a Collective Bargaining Agreement); the Fair Labor Standards Act (minimum wage and overtime pay); the Labor Management Relations Act (rights protected by the National Labor Relations Board); the Occupational Safety and Health Act (safety matters) and Federal Common Law.

North Carolina Law:  All statutes relating to race, color, religion, national origin, age, sex, marital status, height and weight, handicap, wages and benefits, personnel record information, the common law of the State of North Carolina, workers' compensation, tort, breach of express or implied employment contract, wrongful discharge, workers' compensation retaliation, tortious interference with contractual relations and loss of consortium.

Notice:  Questions regarding the scope of this Release should be clarified with advice of an attorney.